UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-00643

Trump Atlantic City Associates

(Exact name of registrant as specified in its charter)

1000 Boardwalk at Virginia Avenue

Atlantic City, NJ 08401

609-449-6515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Commission File Number 333-00643

Trump Atlantic City Funding, Inc.

(Exact name of registrant as specified in its charter)

1000 Boardwalk at Virginia Avenue

Atlantic City, NJ 08401

609-449-6515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Commission File Number 333-43979

Trump Atlantic City Funding II, Inc.

(Exact name of registrant as specified in its charter)

1000 Boardwalk at Virginia Avenue

Atlantic City, NJ 08401

609-449-6515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Commission File Number 333-43975

Trump Atlantic City Funding III, Inc.

(Exact name of registrant as specified in its charter)

1000 Boardwalk at Virginia Avenue

Atlantic City, NJ 08401

609-449-6515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

11.25% First Mortgage Notes Due 2006

(Title of each class of securities covered by this Form)

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 176

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

TRUMP ATLANTIC CITY ASSOCIATES

	By:	TRUMP ATLANTIC CITY HOLDING, INC.,
its Managing General Partner

/s/ John P. Burke
John P. Burke Vice President and Treasurer
Dated: May 16, 2005
TRUMP ATLANTIC CITY FUNDING, INC.

By:

/s/ John P. Burke
John P. Burke Treasurer
Dated: May 16, 2005
TRUMP ATLANTIC CITY FUNDING II, INC.

By:

/s/ John P. Burke
John P. Burke Treasurer
Dated: May 16, 2005
TRUMP ATLANTIC CITY FUNDING III, INC.

By:

/s/ John P. Burke
Date: May 16, 2005	John P. Burke Treasurer